Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the LSB Industries, Inc. 2025 Long-Term Incentive Plan of LSB Industries, Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of LSB Industries, Inc. and the effectiveness of internal control over financial reporting of LSB Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

June 25, 2025

A member firm of Ernst & Young Global Limited